                                   AWARE, INC.

          OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS HELD BY EMPLOYEES

         YOUR RIGHT TO REQUEST THAT WE EXCHANGE YOUR OPTIONS AND YOUR RIGHT TO WITHDRAW SUCH REQUEST EXPIRE AT 5:00 P.M., EASTERN TIME, ON APRIL 1, 2003, UNLESS EXTENDED.

         We are offering our current employees the opportunity to ask us to exchange their stock options to purchase common stock outstanding under our 1996 Stock Option Plan, as amended, and our 2001 Nonqualified Stock Plan, as amended, for new options to purchase common stock on the terms described herein. We refer to the 1996 Stock Option Plan and the 2001 Stock Option Plan together as the "Plans." Only those options with exercise prices of $3.00 or more per share will be eligible for exchange (the "eligible options"). The new options will be exercisable for one share of common stock for every two shares of common stock issuable upon exercise of a surrendered option. If you wish to exchange options, you must surrender all of your eligible options. We will not accept partial tenders of eligible options.

         The new options will be issued at least six months plus one day after the expiration of this offer on a date between October 2, and November 13, 2003. You will not receive a grant of new options if you are not an employee on the date that the new options are granted. We are making this offer upon the terms and subject to the conditions described in the enclosed materials, including those we describe in Section 6. This offer is not conditioned upon a minimum number of options being surrendered. This offer does not apply to options outstanding under any other stock option plan.

                                    IMPORTANT

         If you wish to surrender your eligible options for exchange, you must complete and sign the election form and return it to Rita deAraujo, Aware, Inc., 40 Middlesex Turnpike, Bedford, Massachusetts 01730, before 5:00 P.M., Eastern Time, on April 1, 2003. If you do not properly complete and deliver the election form before this offer expires, it will have the same effect as if you rejected this offer. If you elect to exchange your options, you will have surrendered those options, and they will be cancelled and of no further effect, as of the date we accept your election to exchange. Subject to our rights to extend, terminate and amend this offer, and subject to our right to reject all requests for exchange at our discretion, we currently expect that we will accept promptly after the expiration of this offer all properly surrendered options that are not validly withdrawn. We have not authorized any person to make any recommendation on our behalf as to whether you should surrender or not surrender your eligible options for exchange through this offer. You should rely only on the information in these materials or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in these materials. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.


                                   OFFER TO EXCHANGE, DATED MARCH 3, 2003.

                                              TABLE OF CONTENTS

                                                                                                        PAGE

SUMMARY TERM SHEET........................................................................................1

THE OFFER.................................................................................................8

     1.   NUMBER OF OPTIONS; EXPIRATION DATE..............................................................8

     2.   PURPOSE OF THIS OFFER...........................................................................9

     3.   PROCEDURES FOR SURRENDERING OPTIONS............................................................10

     4.   CHANGE IN ELECTION.............................................................................11

     5.   ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF NEW OPTIONS................11

     6.   CONDITIONS OF THIS OFFER.......................................................................12

     7.   PRICE RANGE OF COMMON STOCK....................................................................14

     8.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.......................................14

     9.   INFORMATION ABOUT AWARE; SUMMARY FINANCIAL INFORMATION; RISK FACTORS...........................18

     10.  INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS......21

     11.  ACCOUNTING CONSEQUENCES OF THIS OFFER; STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER..........22

     12.  LEGAL MATTERS, REGULATORY APPROVALS............................................................23

     13.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES..................................................23

     14.  EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT................................................26

     15.  FEES AND EXPENSES..............................................................................26

     16.  ADDITIONAL INFORMATION.........................................................................27

     17.  MISCELLANEOUS..................................................................................28

SCHEDULE A...............................................................................................29

                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about our offer. We urge you to read all of these materials carefully because the information in this summary is not complete. We have included references to the relevant sections following this summary where you can find a more complete description of the topics in this summary.

         Q.1. WHAT OPTIONS ARE COVERED BY THIS OFFER?

         We are offering you the opportunity to ask us to exchange all of your outstanding common stock options having an exercise price of $3.00 or more per share that were granted under our 1996 Stock Option Plan or our 2001 Nonqualified Stock Plan. In order to receive a new option in exchange for a surrendered option, you must remain an employee of us on the grant date of the new options, which will be at least six months plus one day after the expiration of this offer on a date between October 2, and November 13, 2003. (See Section
1)

         Q.2. WHO IS ELIGIBLE TO PARTICIPATE IN THIS OFFER?

         All of our current employees who hold eligible options are eligible to participate in this offer. Non-employee members of the board of directors are not eligible to participate.

         Q.3. WHY ARE WE MAKING THIS OFFER?

         We believe it is important to align the interests of our employees with those of our stockholders. Because many of our employees' outstanding options have exercise prices that are significantly higher than the current market price of our common stock, we felt it appropriate to offer this exchange program to re-establish the alignment of interests. (See Section 2)

         Q.4. ARE THERE CONDITIONS TO THIS OFFER?

         Yes, there are conditions to this offer as described within these materials. We believe the conditions of this offer are customary for programs of this sort, including the conditions described in Section 6. This offer is not conditioned upon a minimum number of option holders participating in this offer or a minimum number of options being surrendered. If we accept your options for exchange, you will be deemed to have surrendered them on the date of that acceptance which will be immediately after this offer expires. We currently expect that we will accept promptly after the expiration of this offer all properly surrendered options that are not validly withdrawn.

         Q.5. WHAT IF I LEAVE AWARE BETWEEN THE DATE MY ELIGIBLE OPTIONS ARE CANCELED AND THE GRANT DATE OF THE NEW OPTIONS?

         If you surrender your existing options for exchange and your service as our employee ends for any reason prior to the grant of the new options, you will not receive the new options. You must be employed by us on the date of the new grant in order to receive the new options. Your surrendered options will have been cancelled and cannot be restored. Remember, the new options you receive will not be granted until at least six months plus one day after the expiration of this offer on a date between October 2, and November 13, 2003.

         Once your option is surrendered and accepted by us, it is gone for good. Accordingly, if your employment terminates for any reason prior to the grant of the new option, you will have the benefit of neither the surrendered option nor the new option. (See Section 1)

         Q.6. WHAT WILL BE THE EFFECT ON ME IF I CHOOSE NOT TO PARTICIPATE IN THIS OFFER?

         Options that you choose not to surrender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms. We do not intend to make the customary annual option grants made as part of the performance reviews this year to employees who are eligible to participate in this offer. As a result, if you choose not to participate in this offer, you will not receive any option grants this year.

         Q.7. HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS I SURRENDER FOR EXCHANGE?

         For every two shares of common stock that your surrendered options are exercisable for, you will receive an option to purchase one share of common stock. For example:

            If you surrender options      You will receive new options
               exercisable for:                 exercisable for:
            ------------------------      ----------------------------
                  2,510 shares                     1,255 shares
                  1,000 shares                       500 shares
                    555 shares                       278 shares

         We will not issue any options exercisable for fractional shares, and will round up all fractional shares. (See Section 1)

         Q.8. WHEN WILL I RECEIVE MY NEW OPTIONS?

         If the offer expires on April 1, 2003 as currently planned, the grant date of the new options will be between October 2, and November 13, 2003. We expect to distribute the new option agreements within two weeks after the date of grant of the new options. (See Section 5)

         Q.9. WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THIS OFFER?

         In order to avoid our being subject to the undesirable accounting consequences described below, the new options will not be issued immediately after the expiration date of the offer. If we grant the new options on any date earlier than six months plus one day after the date we accept your surrender of your existing options, we would be required, for accounting purposes, to treat the new options as variable awards. Issuing variable awards would require us periodically to reflect increases and decreases in the price of our common stock as a compensation expense or credit relating to the options. We would have to continue this variable accounting for these options until they were exercised, forfeited or terminated. The higher the market value of our common stock, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months plus one day, we believe we will not have to treat the new options as variable awards.
(See Section 11)

         Q.10. WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

         The new options will have an exercise price equal to the per share closing price of our common stock as reported by the Nasdaq National Market on the date the new options are granted. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to surrender your options. (See Section 8)

         Q.11. WHEN WILL THE NEW OPTIONS VEST?

         All of the new options granted will have a new vesting schedule. The vesting of the new options will vary depending on the original year of grant of the exchanged option. Specifically, any new option received in exchange for an option originally granted prior to 2000 will be fully vested upon grant. Any new option received in exchange for an option originally granted in 2000 will be 75% vested upon grant with the remaining 25% vesting in four equal quarterly installments. Any new option received in exchange for an option originally granted in 2001 will be 50% vested upon grant with the remaining 50% vesting in eight equal quarterly installments. Any new option received in exchange for an option originally granted in 2002 will be 25% vested with the remaining 75% vesting in twelve equal quarterly installments. While the new options will begin to vest immediately, you will lose the benefit of any vesting in excess of 75% for options granted in 2000 and tendered in the offer, in excess of 50% for options granted in 2001 and tendered in the offer or in excess of 25% for options granted in 2002 and tendered in the offer.

         Q.12. WHEN WILL THE NEW OPTIONS EXPIRE?

         The new options will expire ten years from the date that the new options are granted. Your existing options also expire ten years from the date they were granted. (See Section 8)

         Q.13. IF I ELECT TO EXCHANGE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

         If you wish to exchange options, you must surrender all of your eligible options. We will not accept partial tenders of eligible options. (See
Section 1)

         Q.14. CAN I CHANGE MY ELECTION REGARDING THE OFFER?

         Yes, you may change your election regarding the offer at any time before the offer expires. If we extend the offer beyond that time, you may change your election regarding the offer at any time until the extended expiration of the offer. In order to change your election, you must deliver a change in election form to Rita deAraujo at Aware. If you later change your election again in order to re-accept the offer, you must deliver to her a new election form, which includes the information regarding your new election, and which is clearly dated after your original election form. Once we receive a new election form submitted by you, your previously submitted election form will be disregarded. (See Section 4)

         Q.15. WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO THE SURRENDERED OPTIONS?

         Yes. Once we have accepted options surrendered by you, your options will be cancelled and you will no longer have any rights under those options. Although we reserve the right to accept or reject surrendered options, in whole or in part, we currently expect that we will accept promptly after the expiration of the offer all properly surrendered options that are not validly withdrawn. (See Section 5)

         Q.16. IF I SURRENDER OPTIONS IN THIS OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS? IF NOT, WHAT WILL HAPPEN TO THE GRANTS THAT ARE USUALLY MADE AS PART OF THE ANNUAL PERFORMANCE REVIEWS?

         If we accept options you surrender in this offer, you will not be eligible to receive any other option grants before you receive your new options. (See Section 5)

         We do not intend to make the general customary annual grants made as part of the performance reviews this year to employees who are eligible to participate in this offer. Rather, to those employees who are eligible, we are making this offer in place of the customary annual grants.

         Q.17. WILL EMPLOYEES WHO ARE NOT ELIGIBLE TO PARTICIPATE IN THIS OFFER RECEIVE ANY OPTIONS THIS YEAR?

         Employees who do not hold options with exercise prices of $3.00 or more are not eligible to participate in this offer. Those employees may receive options pursuant to the customary annual option grants made as part of the performance reviews this year.

         Q.18. WHAT IF AWARE ENTERS INTO A MERGER OR OTHER SIMILAR TRANSACTION PRIOR TO THE GRANT OF NEW OPTIONS?

         While we currently have no agreements or understandings to enter into any such transaction, it is possible that, after accepting your eligible options for surrender and prior to the grant of new options, we might enter into an agreement for a merger or other similar transaction. These types of transactions could have substantial effects on our stock price, including substantial stock price appreciation. Depending on the structure of the transaction, option holders participating in this offer might be deprived of any further price appreciation in the common stock or deprived of the opportunity to participate in the option exchange program.

         We reserve the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive replacement options under this offer. If we were to terminate your right to receive replacement options under this offer in connection with such a transaction, employees who tendered options for cancellation pursuant to this offer would not receive options to purchase our stock or securities of the acquiror or any other consideration for their tendered options. Having said the above, we understand that it is generally not in the best interest of the Company or our shareholders to take actions that are likely to create employee ill will.

         Q.19. WHAT HAPPENS IF THE STOCK PRICE INCREASES AFTER THE DATE MY SURRENDERED OPTIONS ARE CANCELLED?

         You will not benefit from any increase in our common stock price before the grant date of the new options. The exercise price of any new options granted to you in return for your surrendered options will be the fair market value of a share of common stock on the date of grant, as determined by the closing price reported by the Nasdaq National Market on that date. For example, should the market, including our share price, rise before the grant date of the new options, you will not receive the benefit of that appreciation. In addition, if we engage in a merger, acquisition or other strategic transaction before the date we grant the new options, our shares could increase or decrease in value, and the exercise price of the new options could be higher or lower than the current trading prices or the exercise price of your surrendered options. You may not, therefore, enjoy the benefit of any appreciation in connection with such a transaction, because the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the price being paid for the shares in the transaction, resulting in limited or no financial benefit to you.

         For example, if you surrender options with a $4.00 exercise price, and our common stock appreciates to $5.00 by the time the new option grants are made, your new option will have a higher exercise price than your surrendered option.

         Q.20. WILL I HAVE TO PAY U.S. FEDERAL INCOME TAXES IF I EXCHANGE MY OPTIONS IN THIS OFFER?

         If you elect to surrender options for exchange, we believe you should not recognize income for U.S. federal income tax purposes at the time of the surrender of your eligible options or at the time we grant new options to you. We recommend that you consult with your own tax advisor to determine the tax consequences of this offer to you. (See Section 13)

         Q.21. IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

         Except as explained below, all new options that are issued upon surrender of cancelled options granted under the 1996 Stock Option Plan are intended to be incentive stock options. One of the Internal Revenue Service's requirements of an incentive stock option is that no more than $100,000 of incentive stock options can first become exercisable in any one calendar year. The $100,000 amount is determined on the date of grant and is based on the fair market value of the common stock on the date of grant (and includes all options first exercisable whether or not the options are part of the same grant). Therefore, it is possible that a portion of any new option granted pursuant to this offer will not satisfy the $100,000 limit. The excess above this $100,000 limit of any such option will be deemed to be a nonqualified stock option. All options granted in exchange for surrendered options originally granted under the 2001 Nonqualified Stock Plan will be nonqualified stock options.
(See Section 13)

         Q.22. FROM A TAX PERSPECTIVE, WHAT HAPPENS IF I ELECT NOT TO SURRENDER ANY OPTIONS PURSUANT TO THIS OFFER?

         Options that you choose not to surrender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms. These options will retain their current exercise price and current vesting schedule. Please note that through these materials, we are offering you the opportunity to ask us to exchange your options on the terms described in these materials, and that we have the right to reject any tenders that you may make to us. We have reserved this right in an effort to protect the tax status of incentive stock options that are not tendered in view of the following IRS ruling. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of any incentive stock option that could be exchanged, whether or not it was exchanged. We believe that by reserving a right to reject any options tendered we have structured this offer so as to mitigate the risk that the IRS would make a similar assertion with respect to this offer. However, we do not know if the IRS will assert the position that our solicitation of requests constitutes a "modification" of incentive stock options that can be but are not surrendered. A successful assertion by the IRS of this position could extend the options' requisite holding periods to qualify for favorable tax treatment and could also convert some incentive stock options into nonqualified stock options. (See
Section 13)

         Q.23. WHEN DOES THIS OFFER EXPIRE? CAN THIS OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

         This offer expires on April 1, 2003, at 5:00 P.M., Eastern Time, unless we extend it. Although we do not currently intend to do so, we may, in our discretion, extend this offer at any time. If we extend this offer, we will notify you of the extension. (See Section 1)

         Q.24. WHAT DO I NEED TO DO?

         If you elect to surrender your options for exchange, you must complete and sign the election form and deliver it to Rita deAraujo at Aware before 5:00 P.M., Eastern Time, on or prior to April 1, 2003. If you do not properly complete and deliver the election form before this offer expires, it will have the same effect as if you rejected this offer. We will only accept a manually signed copy of your election form. Delivery by e-mail or facsimile will not be accepted. (See Section 3)

         If we extend this offer beyond April 1, 2003, then you must sign and deliver the election form before the extended expiration date. We have reserved the right at our discretion to reject requests to exchange eligible options. We have reserved this right solely in an effort to protect for our employees the tax status of any incentive stock options that our employees decide not to tender in this offer. See "Q.22. From a tax perspective, what happens if I elect not to surrender any options pursuant to this offer?" Although we may reject all requests to exchange eligible options at our discretion, we currently expect to accept for exchange all eligible options which you request us to exchange promptly after this offer expires.

         Q.25. WHAT DO WE RECOMMEND YOU DO IN RESPONSE TO THIS OFFER?

         Although our board of directors has approved this offer, it recognizes that your decision is an individual one that should be based on a variety of factors. As a result, you should consult with your personal legal and financial advisors before deciding whether to surrender your existing options. We are not making a recommendation as to whether or not you should ask us to exchange options pursuant to this offer. However, please note that if you accept this offer and are not an employee on the date the new options are granted, you will not receive the new options and you will have given up the opportunity to exercise the options, to the extent vested, you surrendered in accepting this offer.

         Q.26. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THIS OFFER?

         For additional information or assistance, you should contact Rick Moberg, Chief Financial Officer of Aware, at (781) 276-4000.

                                    THE OFFER

         1. NUMBER OF OPTIONS; EXPIRATION DATE.

         We are offering you the opportunity to ask us to exchange eligible stock options held by you for new options. Eligible options are all outstanding stock options to purchase common stock that have been granted under the Plans and that have an exercise price of $3.00 or more per share. This offer does not apply to options outstanding under any other stock option plan. All current employees holding eligible options are eligible to participate.

         You will not receive a grant of new options if you are not still employed by us on the date that the new options are granted. The new options will be granted at least six months plus one day after the expiration of this offer on a date between October 2, and November 13, 2003.

         If you elect to participate in this offer, you must surrender all of your eligible options for exchange. We will not accept a portion of your eligible options for exchange. Our offer is subject to the terms and conditions described in these materials. We will only consider exchanging options for which a proper election is made and not withdrawn in accordance with Sections 3 and 4.

         For every two shares of common stock that your surrendered option is exercisable for, you will receive an option to purchase one share of common stock. For example:

            If you surrender options      You will receive new options
               exercisable for:                 exercisable for:
            ------------------------      ----------------------------
                  2,510 shares                     1,255 shares
                  1,000 shares                       500 shares
                    555 shares                       278 shares

         We will not issue any options exercisable for fractional shares, and we will round up all fractional shares.

         All of the new options granted will have a new vesting schedule. The vesting of the new options will vary depending on the original year of grant of the exchanged option. Specifically, any new option received in exchange for an option originally granted prior to 2000 will be fully vested upon grant. Any new option received in exchange for an option originally granted in 2000 will be 75% vested upon grant with the remaining 25% vesting in four equal quarterly installments. Any new option received in exchange for an option originally granted in 2001 will be 50% vested upon grant with the remaining 50% vesting in eight equal quarterly installments. Any new option received in exchange for an option originally granted in 2002 will be 25% vested with the remaining 75% vesting in twelve equal quarterly installments. While the new options will begin to vest immediately, you will lose the benefit of any vesting in excess of 75% for options granted in 2000 and tendered in the offer, in excess of 50% for options granted in 2001 and tendered in the offer or in excess of 25% for options granted in 2002 and tendered in the offer.

          The exact number of eligible option shares that you have now and the number of new options that you would have if you participated in the exchange and exchanged all of your eligible options is set forth in the enclosed election form. If you exchange options which were granted under the 1996 Stock Option Plan, your new options will be granted under the 1996 Stock Option Plan to the extent permitted by the 1996 Stock Option Plan and under the 2001 Nonqualified Stock Plan to any further extent. If you exchange options which were granted under the 2001 Nonqualified Stock Plan, your new options will be granted under the 2001 Nonqualified Stock Plan. In addition, we will enter into a new option agreement with you in substantially the form of the incentive stock option agreement and/or nonqualified stock option agreement, depending on the Plan pursuant to which your surrendered options were originally granted and certain tax requirements, filed with these materials.

         The term "expiration date" means 5:00 P.M., Eastern Time, on April 1, 2003, unless and until we extend the period of time during which this offer will remain open. If we extend the period of time during which this offer remains open, the term "expiration date" will refer to the latest time and date at which this offer expires.

         We will notify you if we decide to take any of the following actions:

                  (a) increase or decrease what we will give you in exchange for your options; or

                  (b) increase or decrease the option exercise price which serves as the threshold for options eligible to be exchanged in this offer.

If this offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend this offer for a period of ten business days after the date of that notice.

         A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, Eastern Time.

         2. PURPOSE OF THIS OFFER

         We are making this offer for compensatory purposes and to further advance our corporate philosophy. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock as reported by the Nasdaq National Market. By making this offer we intend to enhance stockholder value by creating better performance incentives for, and thus increasing retention of, our employees.

         Except as otherwise described in these materials or in our filings with the Securities and Exchange Commission or as previously publicly announced, we presently have no plans or proposals that relate to or would result in:

                  (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us;

                  (b) any sale or other disposition of all or substantially all of our assets;

                  (c) any material change in our present dividend policy or our indebtedness or capitalization;

                  (d) any material change in our present board of directors or senior management;

                  (e) any other material change in our corporate structure or business;

                  (f) our common stock not being authorized for trading on the Nasdaq National Market;

                  (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act");

                  (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act; or

                  (i) any change to our articles of organization or by-laws or any other actions that would make it more difficult for any person to acquire control of us.

         3. PROCEDURES FOR SURRENDERING OPTIONS.

         PROPER SURRENDER OF OPTIONS. To validly surrender your eligible options for exchange, you must, in accordance with the terms of the election form, properly complete and execute by manual signature the election form and deliver the election form to Rita deAraujo at Aware. She must actually receive the election form before the expiration date, which unless extended is currently scheduled for 5:00 P.M., Eastern Time, April 1, 2003. We will only accept a manually signed copy of your election form.

         The delivery of all documents, including election forms and any notices to change your election from "accept" to "reject" is at your risk.

         DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the number of shares subject to eligible options and the validity, form, eligibility, including time of receipt, and acceptance of any surrender of options. Our determination of these matters will be final and binding on all parties. Furthermore, subject to our compliance with Rule 13e-4 under the Securities Exchange Act, we reserve the right to reject any or all surrenders of options in our discretion. We have reserved the right at our discretion to reject requests to exchange eligible options. We have reserved this right solely in an effort to protect for our employees the tax status of any incentive stock options that our employees decide not to tender in this offer. See "Summary Term Sheet--Q.22. From a tax perspective, what happens if I elect not to surrender any options pursuant to this offer?" We further reserve the right to waive any of the conditions of this offer or any defect or irregularity in any surrender of any particular options or for any particular option holder. This is a one-time offer, and we will strictly enforce this offer period, subject only to an extension that we may grant in our sole discretion.

         OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. Your surrender of options pursuant to the procedures described in this offer constitutes your acceptance of the terms and conditions of this offer. Our acceptance for exchange of your surrendered options through this offer will constitute a binding agreement between you and us upon the terms and subject to the conditions of this offer. Our promise to grant stock options that we will give you reflects this commitment.

         Subject to our rights to extend, terminate and amend this offer, and subject to our right to reject all requests for exchange at our discretion, we currently expect that we will accept promptly after the expiration of this offer all properly surrendered options that are not validly withdrawn.

         4. CHANGE IN ELECTION.

         You may only change your election to surrender your options by following the procedures described in this section. If you elect to surrender your options and you later want to change your election, you must do so with respect to all eligible options. Similarly, if you elect not to surrender your options and you later want to change your election, you must do so with respect to all eligible options. We will only accept manually signed copies of your election form or of your notice to change your election from "accept" to "reject." Delivery by e-mail or facsimile will not be accepted.

         To change your election from "accept" to "reject," you must deliver a change in election form to Rita deAraujo at Aware. The notice must be completed and must be signed by you and have your printed name on it. If you are changing your election in order to accept the offer, you must complete a new election form, which must be clearly dated after your original election form. Once we receive a new election form submitted by you, your previously submitted election form will be disregarded.

         You may change your election more than once and at any time before 5:00 P.M., Eastern Time, on the expiration date. If we extend this offer beyond that time, you may change your election at any time until the extended expiration of this offer. In addition, if we have not accepted your options for exchange prior to 5:00 p.m. on April 29, 2003, which is forty business days from the commencement of this offer, you may withdraw your surrendered options at any time thereafter.

         Neither we nor any other person is obligated to give notice of any defects or irregularities in any change in election form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the validity and form, including time of receipt, of change in election forms. Our determinations of these matters will be final and binding.

         5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF NEW OPTIONS.

         For purposes of this offer, we will be deemed to have accepted options for exchange that are properly surrendered to us prior to the expiration date and which have not been withdrawn as of the time when we give written notice to option holders of our acceptance of the surrendered options for exchange. We have reserved the right at our discretion to reject requests to exchange eligible options. We have reserved this right solely in an effort to protect for our employees the tax status of any incentive stock options that our employees decide not to tender in this offer. See "Summary Term Sheet--Q.22. From a tax purpose, what happens if I elect not to surrender any options pursuant to this offer?" Subject to our rights to extend, terminate and amend this offer, and subject to our right to reject any or all tenders for exchange at our discretion, we currently expect that we will accept promptly after the expiration of this offer all properly surrendered options that are not validly withdrawn. If we accept your tender, we will advise you promptly after the expiration date of that acceptance and our commitment to grant you the new options.

         On the terms and subject to the conditions of this offer and promptly following the expiration date, we will (1) cancel the surrendered options that you have not withdrawn and which we have accepted for surrender, and (2) issue to you a promise to grant new stock options on the new grant date, which will be at least six months plus one day after the expiration date on a date between October 2, and November 13, 2003. We expect you will receive your new option agreement within two weeks after the grant date of the new options. You will not receive a grant of new options if you are not still employed by us or in our service as a member of our board of directors on the date that the new options are granted.

         6. CONDITIONS OF THIS OFFER.

         We will not be required to accept any options surrendered to us. We have reserved this right in an effort to protect the tax status of any incentive stock options that are not tendered, as further explained in the "Summary Term Sheet--Q.22. From a tax perspective, what happens if I elect not to surrender any options pursuant to this offer?" Additionally, we may terminate or amend this offer, or postpone our acceptance and cancellation of any options surrendered to us, in each case, subject to Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, if at any time prior to the expiration date, we determine that any of the following events has occurred, and, in our reasonable judgment, we believe it is inadvisable for us to proceed with this offer:

                  (a) any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acquisition of some or all of the surrendered options, the issuance of new options, or otherwise relates to this offer or that, in our reasonable judgment, could materially and adversely affect our business, condition, financial or other, income, operations or prospects or materially impair the benefits we believe we will receive from this offer;

                  (b) any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                        (i) make it illegal for us to accept some or all of the surrendered options or to issue some or all of the new options or otherwise restrict or prohibit consummation of this offer or otherwise relate to this offer;

                        (ii) delay or restrict our ability, or render us unable, to accept the surrendered options for exchange or to issue new options for some or all of the surrendered options; or

                        (iii) materially and adversely affect our business, condition, financial or other, income, operations or prospects;

                  (c) there is any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

                  (d) there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles which could or would require us to record compensation expense against our earnings in connection with this offer for financial reporting purposes;

                  (e) another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

                        (i) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group is formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of this offer;

                        (ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of this offer has acquired or proposed to acquire beneficial ownership of an additional 1% or more of the outstanding shares of our common stock; or

                        (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; or

                  (f) any change or changes occurs in our business, condition, financial or other, assets, income, operations, prospects or stock ownership that in our reasonable judgment is or may be material to us.

         The conditions to this offer are for our benefit. We may assert them in our discretion prior to the expiration date and we may waive them at any time and from time to time prior to the expiration date, whether or not we waive any other condition to this offer. Our failure to exercise any of these rights is not a waiver of any of these rights, and the waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon everyone.

         7. PRICE RANGE OF COMMON STOCK.

         Our common stock is traded on the Nasdaq National Market under the symbol "AWRE". The following table presents reported high and low sale prices of our common stock on the Composite Tape of the Nasdaq National Market for the years 2001, 2002 and through February 28, 2003.

                                                              High        Low
                                                              ----        ---
2001
----
Quarter ended March 31.................................     $ 21.00     $ 8.50
Quarter ended June 30..................................       10.50       7.30
Quarter ended September 30.............................        9.05       3.17
Quarter ended December 31..............................        8.63       3.76
2002
----
Quarter ended March 31.................................        9.79       5.92
Quarter ended June 30..................................        6.50       3.25
Quarter ended September 30.............................        3.94       1.95
Quarter ended December 31..............................        3.05       2.01
2003
----
Quarter ended March 31 (through February 28, 2003).....        2.43       1.83


         On February 28, 2003, the closing price of our common stock was $2.08, as reported on the Nasdaq National Market.

         We recommend that you obtain current market quotations for our common stock before deciding whether to elect to surrender your eligible options.

         8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

         CONSIDERATION. For every two shares of common stock that your surrendered option is exercisable for, you will receive an option to purchase one share of common stock. For example:

            If you surrender options      You will receive new options
               exercisable for:                 exercisable for:
            ------------------------      ----------------------------
                  2,510 shares                     1,255 shares
                  1,000 shares                       500 shares
                    555 shares                       278 shares

         We will not issue any options exercisable for fractional shares, and we will round up all fractional shares.

         The vesting of the new options will vary depending on the original year of grant of the exchanged option. Specifically, any new option received in exchange for an option originally granted prior to 2000 will be fully vested upon grant. Any new option received in exchange for an option originally granted in 2000 will be 75% vested upon grant with the remaining 25% vesting in four equal quarterly installments. Any new option received in exchange for an option originally granted in 2001 will be 50% vested upon grant with the remaining 50% vesting in eight equal quarterly installments. Any new option received in exchange for an option originally granted in 2002 will be 25% vested with the remaining 75% vesting in twelve equal quarterly installments. The exercise price of the new options will equal the closing price of a share of common stock as reported by the Nasdaq National Market on the date of grant, which will be at least six months plus one day after the expiration of this offer on a date between October 2, and November 13, 2003.

         As of January 31, 2003, there were issued and outstanding options to purchase approximately 6,521,678 shares of our common stock that are eligible to participate in this offer. If all outstanding eligible options are exchanged, we will grant new options to purchase a total of approximately 3,281,729 shares of our common stock. Assuming all such options are issued, the common stock issuable upon exercise of the new options will equal approximately 14.5% of the total shares of our common stock outstanding as of January 31, 2003. If you exchange options which were granted under the 1996 Stock Option Plan, your new options will be granted under the 1996 Stock Option Plan to the extent permitted by the 1996 Stock Option Plan and under the 2001 Nonqualified Plan to any further extent. If you exchange options which were granted under the 2001 Nonqualified Stock Plan, your new options will be granted under the 2001 Nonqualified Stock Plan.

         TERMS OF NEW OPTIONS. We will enter into a new option agreement with each option holder who has had options cancelled pursuant to this offer. The terms and conditions of the new options may vary from the terms and conditions of the options surrendered. Because we will not grant new options until at least six months plus one day after the date we cancel the old options, the new options may have a higher exercise price than some or all of the old options, including as a result of a significant corporate event. The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

         The following description of the Plans and the form of the new option agreements are summaries and are not complete. Complete information about the Plans and the new options is included in the documents governing the Plans and the form of the new option agreement(s) to be entered into between you and us. The Plans and the form of the new incentive stock option agreement and nonqualified stock option agreements are on file with the SEC as exhibits to the Schedule TO that was filed in connection with this offer. Please contact Rick Moberg to request copies of the Plans and the forms of the new option agreements. We will provide copies promptly and at our expense.

         GENERAL. The maximum number of shares of common stock issuable in connection with options granted under the 1996 Stock Option Plan is 6,100,000 shares and under the 2001 Nonqualified Stock Plan is 8,000,000 shares. No one person may receive options to purchase more than 250,000 shares under the 1996 Plan in any one calendar year. All new options to be granted under the Plans will be to purchase common stock.

         The 1996 Stock Option Plan permits us to grant options intended to qualify as incentive stock options under the Internal Revenue Code and nonqualified options, which are options that do not qualify as incentive stock options. Only nonqualified options are granted under the 2001 Nonqualified Stock Plan. Subject to the limitations of the Internal Revenue Code, the new options that are granted under the 1996 Stock Option Plan are intended to qualify as incentive stock options to the extent permitted by law.

         ADMINISTRATION. The Plans are administered by a Committee consisting of at least two directors who are both "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act. Except as specifically reserved to the Board under the terms of the Plans, the Committee has full and final authority to operate, manage and administer the Plans on behalf of the Company.

         TERM. The Compensation Committee fixes the term of each option granted under the Plan at the time of grant. The new options to be granted in connection with the exchange will have a term of ten years that will expire ten years from the date of grant.

         Termination. Except as your new option agreement or the applicable Plan otherwise provides, the new options will not be exercisable following termination of your employment. The Plans provide that in the event of termination of your employment, your new options will be exercisable, to the extent of the number of shares then vested, (a) for one year following the termination of your employment if such termination is the result of permanent and total disability, (b) by your executors, administrators or any person to whom your option may be transferred by will or by the laws of descent and distribution, for one year following the termination of your employment if such termination is the result of your death, (c) for 30 days after the date of termination of your employment by us without "cause," as described below, or (d) if your new options are granted under the 2001 Plan, for 30 days after the date of your voluntary termination of your employment. However, in no event will a new option be exercisable after its expiration date.

         As used in the Plans, "cause" means (i) any material breach by you of any agreement to which you and we are both parties, (ii) any act or omission to act by you which may have a material and adverse effect on our business or on your ability to perform services for us, including, without limitation, the commission of any crime (other than ordinary traffic violations), or (iii) any material misconduct or material neglect of duties by you in connection with our business or affairs. If your employment is terminated for "cause" or by you, your new options will not be exercisable following that termination.

         EXERCISE PRICE. The new options will have an exercise price equal to the closing price of our common stock as reported on the Nasdaq National Market on the date of grant of the new option, which will be between October 2, and November 13, 2003.

         VESTING AND EXERCISE. The Committee has the authority to determine the time or times at which options granted under the Plans may be exercised. The Committee may also accelerate the exercisability of options within the limits prescribed by the Plans. The vesting of the new options will be in accordance with the vesting schedule described in this offer.

         ADJUSTMENT UPON CERTAIN EVENTS. The Plans contain provisions for the treatment of options in the event of a capital readjustment, a merger or consolidation, a sale of all or substantially all of our assets or our complete liquidation.

         If we subdivide or consolidate our shares or make any other capital readjustment, pay a stock dividend, or otherwise increase or decrease the number of shares of common stock outstanding, in any such case without receiving compensation therefore, then the number, class and price per share of shares of stock subject to outstanding options will be appropriately adjusted so that you will receive upon exercise of an option, for the same aggregate cash consideration, the same total number and class of shares as you would have received as a result of the event requiring the adjustment had you exercised your option in full immediately prior to such event. Any adjustments shall be determined by the Committee and such determinations shall be conclusive.

         If you hold options granted under the 1996 Stock Option Plan and one or more corporations merge into us, or we consolidate with one or more corporations such that, in either event, we are the surviving corporation and our stockholders immediately prior to the merger or consolidation own, after the merger or consolidation, shares representing at least fifty percent of the voting power of us, you will be entitled upon exercise of a new option to receive in lieu of the number of shares to which such option will then be exercisable, the number of shares you would have been entitled to pursuant to the terms of the agreement of merger or consolidation if, immediately prior to the merger or consolidation, you had been the holder of record of the number of shares for which your option is exercisable.

         If you hold options granted under the 1996 Stock Option Plan we are merged into or consolidated with another corporation under circumstances where we are not the surviving corporation or where we are the surviving corporation but our stockholders immediately prior to such merger or consolidation do not own after the merger or consolidation shares representing at least fifty percent of the voting power of us, or if we are liquidated, or if we sell or otherwise dispose of all or substantially all of our assets to another corporation while unexercised options remain outstanding under the 1996 Stock Option Plan:

                  (a) subject to clause (c) below, after the effective date of such merger, consolidation, liquidation, sale or disposition, you shall be entitled, upon the exercise of an option, to receive in lieu of shares of common stock, shares of such stock or other securities, cash or property as the holders of shares of common stock received pursuant to the terms of the merger, consolidation, liquidation, sale or disposition;

                  (b) the Committee may accelerate the time for exercise of all unexercised and unexpired options to and after a date prior to the effective date of such merger, consolidation, liquidation, sale or disposition; or

                  (c) the Committee may cancel all outstanding options as of the effective date of any such merger, consolidation, liquidation, sale or disposition. We are required, however, to provide notice of such cancellation to you and you will have the right to exercise such option to the extent that it is then exercisable or, if the Committee has accelerated the time for exercise of all unexercised and unexpired options, in full, during the 30 day period preceding the effective date of such merger, consolidation, liquidation, sale or disposition.

         Except as expressly provided above, there will be no adjustment made with respect to the number or price of shares of common stock subject to outstanding options as a result of the issue by us of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of us convertible into such shares or other securities.

         If you hold options granted under the 2001 Nonqualified Stock Plan and we merge, consolidate, dissolve or liquidate, the Committee may, in its sole discretion, as to any outstanding option grants, make such substitution or adjustment in the total number of shares reserved for issuance and in the number and purchase price of shares subject to such option grants as it may determine, or accelerate, amend or terminate such option grants.

         TAX CONSEQUENCES. You should refer to Section 13 below for a discussion of the material U.S. federal income tax consequences of the new options and the eligible options, as well as the consequences of this offer. We recommend that you consult with your own tax advisor to determine the specific tax consequences of this offer to you.

         REGISTRATION OF OPTION SHARES. All shares of common stock issuable upon exercise of options under the Plans, including the shares that will be issuable upon exercise of new options, have been registered under the Securities Act of 1933 on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of us, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws, subject to compliance with Aware's "blackout" policy which prohibits trading during certain periods.

         9. INFORMATION ABOUT AWARE; SUMMARY FINANCIAL INFORMATION; RISK
            FACTORS.

                                   AWARE, INC.

         We are a worldwide leader in the development and marketing of intellectual property for broadband communications. We license our intellectual property to semiconductor companies that build integrated circuits based on our technology. Our principal offering to date has been Digital Subscriber Line ("DSL") technology for the telecommunications industry. DSL enables telephone companies to use their existing copper telephone lines to offer broadband services.

         Our principal DSL offering is a technology package for Asymmetric Digital Subscriber Line ("ADSL"). ADSL is a broadband service that is primarily targeted at residential telephone customers for high-speed Internet access. ADSL has been standardized for global use by the International Telecommunications Union ("ITU"). Our ADSL technology package is compliant with applicable ITU standards.

         We have complemented our core ADSL technology offering with technologies aimed at enhancing the value of ADSL to telephone companies. We also have projects underway to develop other forms of DSL, as well as other broadband technologies. We play an active role in setting standards for broadband technologies so that we can anticipate and develop technology that meets the needs of changing markets.

         We are headquartered in Bedford, Massachusetts. Our telephone number is
(781) 276-4000, and our website is www.aware.com. Incorporated in Massachusetts in 1986, we employed 120 people at December 31, 2002. Our stock is traded on the Nasdaq National Market under the symbol AWRE.

         See "Additional Information" in Section 16 for instructions on how you can obtain copies of our SEC filings, including filings that contain our consolidated financial statements.

         FINANCIAL INFORMATION: Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on March 20, 2002, is incorporated herein by reference and includes selected financial data on page 10, our discussion and analysis of financial condition and results of operations on pages 11-16, risk factors on pages 17-22 and consolidated financial statements on pages 24 through 40. Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed with the Securities and Exchange Commission on November 13, 2002, is incorporated by reference and includes consolidated financial statements on pages 3-9, our discussion and analysis of financial condition and results of operations on pages 10-14 and risk factors on pages 14-22. See Section 16 below for instructions on how you can obtain copies of these and our other reports filed with the Securities and Exchange Commission.

                          SUMMARY FINANCIAL INFORMATION
                      (In thousands, except per share data)

         The following summary historical consolidated financial data should be read in conjunction with our audited consolidated financial statements for the years ended December 31, 2000 and 2001 and our unaudited consolidated financial statements for the interim period ended September 30, 2002 incorporated by reference in this offer. The consolidated statements of operations data for the years ended December 31, 2000 and 2001, and the consolidated balance sheet data as of December 31, 2000 and 2001, have been derived from our audited consolidated financial statements incorporated by reference in this offer. The consolidated statement of operations data for the three months ended September 30, 2002 and the consolidated balance sheet data as of September 30, 2002 are derived from unaudited consolidated financial statements incorporated by reference in this offer.

                                                   Years Ended                 Nine Months
                                                   December 31,             Ended September 30,
                                                   ------------             -------------------
                                                 2001         2000           2002        2001
                                                 ----         ----           ----        ----
STATEMENT OF OPERATIONS DATA:
Total revenue.............................     $18,547     $30,667          $11,541      $15,343
Income (loss) from operations.............     (4,823)       9,490          (7,989)      (1,895)
Net income (loss).........................     (2,520)      13,414         (14,387)           58

Basic net income (loss) per share.........     ($0.11)       $0.60          ($0.63)        $0.00
Diluted net income (loss) per share.......     ($0.11)       $0.56          ($0.63)        $0.00
Weighted average shares-basic.............      22,631      22,454           22,675       22,621
Weighted average shares-diluted...........      22,631      23,807           22,675       22,876

                                            December 31,
                                        --------------------      September 30,
                                        2000            2001          2002
                                        ----            ----          ----

BALANCE SHEET DATA:
Cash and cash equivalents...........  $51,662         $36,056       $48,678
Total current assets................   70,263          61,555        53,159
Total assets........................   81,450          78,103        63,606
Current liabilities.................    3,117           1,947         1,717
Total liabilities...................    3,117           1,947         1,717
Total stockholders' equity..........   78,333          76,156        61,889


         Our book value as of September 30, 2002 was $2.73 per share. Book value per share represents the amount of total stockholders' equity, divided by the number of shares of common stock outstanding.

                                  RISK FACTORS

         Participation in this offer involves a number of potential risks, including those described below. The risks described below and the risk factors under the heading entitled "Risk Factors" in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002 incorporated in this offer by reference highlight the material risks of participating in this offer. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding whether to surrender or not surrender options in this offer. In addition, we strongly urge you to read the rest of these materials for a fuller discussion of the risks that may apply to you before deciding whether to surrender or not surrender your options in this offer.

                  ECONOMIC RISKS OF PARTICIPATING IN THIS OFFER

IF OUR STOCK PRICE INCREASES AFTER THE DATE YOU SURRENDER YOUR EXISTING OPTIONS, YOUR SURRENDERED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE NEW OPTIONS THAT YOU RECEIVE IN EXCHANGE FOR THEM.

         We may engage in business acquisitions or other strategic transactions in the future and these could significantly change our structure, ownership, organization or management or the make-up of our board of directors, and could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase, or decrease, in value, and the exercise price of the new options could be higher or lower than the exercise price of options you elect to have cancelled as part of this offer. As described in Section 8, the exercise price of any new options granted to you in return for your surrendered options will be the fair market value of a share of common stock on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant. You will be at risk of any such increase in our common stock price before the grant date of the new options for these or any other reasons.

         IF YOUR EMPLOYMENT TERMINATES PRIOR TO THE GRANT OF THE NEW OPTION, YOU WILL RECEIVE NEITHER A NEW OPTION NOR THE RETURN OF YOUR SURRENDERED OPTION.

         Once your option is surrendered and accepted by us, it is gone for good. Accordingly, if your employment terminates for any reason prior to the grant of the new option, you will have the benefit of neither the surrendered option nor the new option.

         TAX-RELATED RISKS OF RECEIVING AND PARTICIPATING IN THIS OFFER

         YOUR NEW OPTION MAY BE A NONQUALIFIED STOCK OPTION, WHEREAS YOUR SURRENDERED OPTION MAY HAVE BEEN AN INCENTIVE STOCK OPTION.

         If you surrendered options originally granted under the 1996 Stock Option Plan, your new option will be an incentive stock option, but only to the extent it qualifies as such under the Internal Revenue Code. For options to qualify as incentive stock options, the value of shares subject to the options and any other incentive stock options issued by us that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the value of the shares on the grant date. It is possible that by participating in this exchange, your options will exceed this limit and will be treated as nonqualified stock options to the extent of that excess. In general, nonqualified stock options may be less favorable to you from a tax perspective.

         EVEN IF YOU ELECT NOT TO PARTICIPATE IN THIS OFFER, YOUR INCENTIVE STOCK OPTIONS MAY BE AFFECTED.

         We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in this offer. We also believe that this offer will not affect the status of your incentive stock options, if you do not participate in this offer. However, there is a risk that the IRS may characterize this offer as a "modification" of your eligible incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of any incentive stock option that could be exchanged, whether or not it was exchanged. We do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options that can be surrendered. A successful assertion by the IRS of this position could extend the options' requisite holding periods to qualify for favorable tax treatment and could also convert some incentive stock options into nonqualified stock options.

         10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

         A list of our directors and executive officers is attached to this offer as Schedule A. All employees holding eligible options granted under the Plans are eligible to participate in this offer. As of February 10, 2003, our executive officers and directors as a group held options outstanding under the Plans to purchase approximately 2,585,279 shares of our common stock, or 38.1% of the total options outstanding under the Plans. As of February 10, 2003, the executive officers and directors hold options under the Plan to purchase an aggregate of 2,560,279 shares of our common stock at or above $3.00 per share, or 37.7% of the total options outstanding under the Plan as of that date. Our eligible executive officers have informed us that they intend to participate in the offer.

         The following table sets forth information, as of February 10, 2003, with respect to the beneficial ownership of each of our executive officers and directors of options outstanding under the Plans:

                                  Number of Options to Purchase           Number of Options to Purchase
              Name                 Common Stock under the Plans         Common Stock Eligible for Exchange
              ----                 ----------------------------         ----------------------------------
John K. Kerr*                                  81,499                                      0
Michael A. Tzannes                            907,499                                907,499
Edmund C. Reiter                              653,265                                653,265
Richard P. Moberg                             423,000                                423,000
Richard W. Gross                              402,999                                402,999
Frederick D. D'Alessio*                        25,000                                      0
David Ehreth*                                  56,993                                      0
G. David Forney, Jr.*                          59,999                                      0
All Officers and Directors                  2,585,279                              2,387,659
     *Non-employee director

         Please see the definitive proxy statement for our 2002 annual meeting of stockholders, filed with the Securities and Exchange Commission on April 15, 2002 for information regarding the amount of our common stock and all options beneficially owned by our executive officers and directors as of April 4, 2002.

         There have been no agreements, arrangements or understandings between us and any other person involving options granted under the Plan or our common stock during the sixty days prior to this offer, and there are no such currently proposed agreements, arrangements or understandings other than this offer. In addition, neither we, nor to the best of our knowledge, any of our directors or executive officers, nor any of our affiliates or affiliates of our directors or executive officers, engaged in transactions involving the options or our common stock during the sixty days prior to this offer.

         11. ACCOUNTING CONSEQUENCES OF THIS OFFER; STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER.

         Many of our option holders hold options with exercise prices significantly higher than the current market price of our common stock. We believe that it is in our best interest to offer these option holders an opportunity to more effectively participate in the potential growth in our stock price. We could accomplish this goal by repricing existing options, which would enable option holders to immediately receive replacement options with a lower exercise price. However, the repriced options would be subject to variable accounting, which would require us to record additional compensation expense each quarter until the repriced options were exercised, canceled or expired, which could have negative consequences on our earnings.

         We believe that we can accomplish our goals of providing option holders with the benefit of choosing whether they want to receive options that over time may have a greater potential to increase in value, without incurring additional current or future compensation expense because:

                  (a) we will not grant any new options to tendering option holders until a day that is at least six months and one day after the date when we accept and cancel options tendered for exchange;

                  (b) the exercise price of all new options will be at the fair market value of our common stock on the future date when we grant the new options as determined by the closing price as reported by the Nasdaq National Market on the date of grant; and

                  (c) there have not been any eligible option grants during the six months prior to this offer.

         Eligible options that are surrendered in connection with this offer will be cancelled if accepted for exchange. The shares of common stock underlying cancelled eligible options that had been granted under the Plan will be returned to the pool of shares available for grants of new awards or options under the Plan.

         12. LEGAL MATTERS, REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by this offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in this offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the exchange of options surrendered to us. We cannot assure you that we would be able to obtain any required approval or take any other required action.

         13. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

         The following is a summary of the principal United States federal income tax consequences that generally will arise with respect to stock options granted under our Plans and with respect to the sale of common stock acquired under the Plans. This summary does not address the tax consequences that may arise with respect to any gift or disposition other than by sale of shares acquired by an option holder under an option. For precise advice as to any specific set of circumstances, option holders should consult with their own tax advisors. Option holders should also consult with their own tax advisors regarding the application of any state, local, and foreign taxes and any federal gift, estate, and inheritance taxes, as we have not addressed those matters. This summary is based on the federal tax laws in effect as of the date of this document. Changes to these laws could alter the tax consequences described below.

         GENERAL. Option holders who surrender eligible options for new options should not be required to recognize income for federal income tax purposes at the time of the surrender of eligible options or at the time of the grant of the new options. We believe that the surrender of eligible options and the grant of the new options will be treated as a non-taxable exchange.

         See the section above entitled "Risk Factors--Tax-Related Risks of Receiving and Participating in this Offer--Even if You Elect Not to Participate in this Offer, Your Incentive Stock Options May Be Affected" for information concerning the possibility that the IRS will assert the position that this offer constitutes a "modification" of eligible incentive stock options. A successful assertion by the IRS of this position could extend the options' requisite holding periods to qualify for favorable tax treatment and could also convert all or a portion of some incentive stock options into nonqualified stock options.

         INCENTIVE STOCK OPTIONS. If you surrender options originally granted under the 1996 Stock Option Plan and those options are accepted for exchange, the new options will be granted as incentive stock options to the maximum extent they qualify. For options to qualify as incentive stock options, however, the value of shares subject to the options and any other incentive stock options granted by us that first become exercisable in any calendar year cannot exceed $100,000, as determined using the grant date value of the shares. The excess will be deemed to be nonqualified stock options.

         In general, an option holder will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, an option holder will recognize taxable income with respect to an incentive stock option only upon the sale of shares acquired through the exercise of the option, which we refer to as "ISO shares". Nevertheless, in the case of an option holder who has not been an employee at all times commencing on the date on which a particular option was granted and ending on the date that is three months before the date on which the option is exercised, an option generally will be treated as though it were a nonqualified stock option and taxed as described below under "Nonqualified Stock Options". Similarly, options will be treated as nonqualified stock options for purposes of the alternative minimum tax. While an option holder will pay alternative minimum tax only to the extent of the excess of that tax over the option holder's regular tax, the treatment of an option as a nonqualified stock option for purposes of the alternative minimum tax could create such excess.

         Generally, the tax consequences of selling ISO shares will vary with the length of time that the option holder has owned the ISO shares at the time they are sold. If the option holder sells ISO shares more than two years after the applicable grant date of the options and more than one year after the applicable exercise date, then the option holder will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO shares over the exercise price.

         If the option holder sells ISO shares prior to satisfying the above waiting periods, which we refer to as a "disqualifying disposition," then the option holder generally will recognize ordinary compensation income in an amount equal to the lesser of:

                  (a) the excess of the fair market value of the ISO shares on the exercise date over the exercise price; and

                  (b) the excess of the sale price of the ISO shares over the exercise price.

         An option holder making a disqualifying disposition will also recognize capital gain in an amount equal to any excess of the sale price of the ISO shares over the fair market value of the ISO shares on the exercise date. This capital gain will be a long-term capital gain if the option holder has held the ISO shares for more than one year prior to the date of the sale and will be a short-term capital gain if the option holder has held the ISO shares for a shorter period.

         If an option holder sells ISO shares for less than the exercise price, then the option holder will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO shares. This capital loss will be a long-term capital loss if the option holder has held the ISO shares for more than one year prior to the date of the sale and will be a short-term capital loss if the option holder has held the ISO shares for a shorter period.

         NONQUALIFIED STOCK OPTIONS. We will grant you new nonqualified stock options for any old nonqualified stock options that you tender and for the portion of any incentive stock options tendered that become nonqualified stock options because of the $100,000 limit. An option holder will not recognize taxable income upon the grant of a nonqualified stock option. However, an option holder generally will recognize ordinary compensation income upon the exercise of a nonqualified stock option in an amount equal to the excess of the fair market value of the shares acquired through the exercise of the option, which we refer to as "NQO shares", on the exercise date over the exercise price.

         An option holder will have a tax basis for any NQO shares equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NQO shares, an option holder generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NQO shares and the option holder's tax basis in the NQO shares. This capital gain or loss will be a long-term capital gain or loss if the option holder has held the NQO shares for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the option holder has held the NQO shares for a shorter period.

         MAXIMUM INCOME TAX RATES ON CAPITAL GAIN AND ORDINARY INCOME. Long-term capital gain will be taxable generally at a maximum rate of 20% or 18% if certain requirements are satisfied, including the satisfaction of a 5-year holding period. Under recently enacted legislation, short-term capital gain and ordinary income will be taxable at a maximum rate that will be reduced from 39.6% to 35% between 2001 and 2006. Phaseouts of personal exemptions and reductions of allowable itemized deductions at higher levels of income may result in slightly higher marginal tax rates. Ordinary compensation income will also be subject to a medicare tax and, under certain circumstances, a social security tax.

         TAX CONSEQUENCES TO AWARE. The grant of a stock option by us will have no tax consequences to us. Moreover, in general, neither the exercise of an ISO nor the sale of any shares acquired under an option will have any tax consequences to us. However, we generally will be entitled to a business-expense deduction with respect to any ordinary compensation income recognized by an option holder in connection with an option.

         WITHHOLDING. Although an option holder's disqualifying disposition of ISO shares will result in the recognition of ordinary compensation income, under current law, we will have no withholding obligation with respect to that income. In contrast, we will have a withholding obligation with respect to ordinary compensation income recognized with respect to a nonqualified stock option by an option holder who has been employed by us. We will require any such option holder to make arrangements to satisfy this withholding obligation.

         WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

         14. EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT.

         We may at any time and from time to time, extend the period of time during which this offer is open by notifying you of the extension.

         Prior to the expiration date, we may postpone accepting and canceling any eligible options if any of the conditions specified in Section 6 occur. In order to postpone, we must give you oral or written notice of the postponement. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw this offer.

         We may amend this offer at any time by notifying you of the amendment. If we extend the length of time during which this offer is open, the amendment must be issued no later than 9:00 A.M., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement relating to this offer will be sent promptly to option holders in a manner reasonably designed to inform them of the change.

         If we materially change the terms of this offer or the information about this offer, or if we waive a material condition of this offer, we will extend this offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) promulgated under the Securities Exchange Act. Under these rules the minimum period an offer must remain open following material changes in the terms of this offer or information about this offer will depend on the facts and circumstances. If we decide to take any of the following actions, and the offer is scheduled to expire within ten business days from the date we notify you of the action, we will extend the offer for a period of ten business days after the notice is published:

                  (a) increase or decrease what we will give you in exchange for your options; or

                  (b) increase or decrease the option exercise price which serves as the threshold for options eligible to be exchanged in this offer.

         15. FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person for asking option holders whether they would like to elect to surrender their eligible options under this offer.

         16. ADDITIONAL INFORMATION.

         We are subject to the informational filing requirements of the Securities Exchange Act and, in accordance with that Act, are obligated to file reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. This offer is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to surrender your eligible options:

                  (a) our annual report on Form 10-K for our fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on March 20, 2002;

                  (b) our quarterly report on Form 10-Q for our fiscal quarter ended September 30, 2002, filed with the Securities and Exchange Commission on November 13, 2002;

                  (c) our definitive proxy statement for our 2002 annual meeting of stockholders, filed with the Securities and Exchange Commission on April 15, 2002.

         Such reports and other information including the Schedule TO filed in connection with this offer can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the SEC's customary charges, from the SEC's public reference room. Information about the operation of the public reference room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants, including Aware, Inc., that make such filings electronically.

         Our common stock is listed on the Nasdaq National Market under the symbol "AWRE", and our SEC filings can be read at the following address:

         Nasdaq Operations
         1735 K Street, N.W.
         Washington, D.C. 20006

         We will also provide without charge to each person to whom we deliver a copy of these materials, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents unless the exhibits are specifically incorporated by reference into the documents. Requests should be directed to:

         Aware, Inc.
         40 Middlesex Turnpike

         Bedford, Massachusetts 01730
         Attn:  Rick Moberg

or by telephoning Rick Moberg at (781) 276-4000 between the hours of 9:00 A.M. and 5:00 P.M., Eastern Standard Time.

         As you read the documents listed in this Section, you may find some information in earlier documents has been updated by information in later documents. In all cases, you should rely on the statements made in the most recently dated document.

         The information contained in this offer should be read together with the information contained in the documents to which we have referred you.

         17. MISCELLANEOUS.

         If at any time, we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If, we cannot comply with the law, this offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

                                   SCHEDULE A

                       INFORMATION ABOUT THE DIRECTORS AND
                        EXECUTIVE OFFICERS OF AWARE, INC.

         The table below sets forth information, as of February 28, 2003, about our directors and executive officers.

        Name                  Age                     Position
        ----                  ---                     --------
John K. Kerr                  65          Chairman of the Board of Directors
Michael A. Tzannes            41          Chief Executive Officer and Director
Edmund C. Reiter              39          President and Director
Richard P. Moberg             47          Chief Financial Officer and Treasurer
Richard W. Gross              44          Senior Vice President-Engineering
Frederick D. D'Alessio        54          Director
David Ehreth                  53          Director
G. David Forney, Jr.          62          Director



         The business address and telephone number of each director and executive officer is care of Aware, Inc., 40 Middlesex Turnpike, Bedford, Massachusetts, 01730, (781) 276-4000.